Exhibit G

RULE 10b5-1 SALES PLAN

SALES PLAN, dated September 29, 2022 (the “Plan”), MGG STRATEGIC SICAF SIF S.A.-MGG STRATEGIC (the “Seller”) and UBS Securities LLC, a Delaware limited liability company and a broker dealer registered with the Securities Exchange Commission (“UBS”).

WHEREAS, the Seller desires to establish this Plan to sell 1,000,000 Class A ordinary shares (“Shares”), par value $0.0001 per share of (Issuer:  ROYALTY PHARMA PLC-CL A) (Ticker:  RPRX) (the “Issuer”) in accordance with Rule 10b5-1(c)(1) under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”); and

WHEREAS, the Seller desires to engage UBS to perform the services described herein;

NOW, THEREFORE, the Seller and UBS agree as follows:

1.          (a)            Seller appoints UBS to sell the Shares pursuant to the terms of this Plan and UBS accepts such appointment.

(b)       UBS is instructed to sell all Shares that it can sell during the periods and on the terms outlined in Exhibit A hereto (each, a “Sales Period”).  Subject to and in accordance with the terms of Exhibit A, UBS shall sell the Shares in accordance with its customary practices and under ordinary principles of best execution at the then-prevailing market price.  A sale pursuant to this agreement is referred to herein as a “Sale”.

(c)        UBS shall be relieved of its obligation to sell Shares hereunder at any time UBS, in its reasonable discretion, has determined that (A) a market disruption, internal UBS systems disruption, banking moratorium, outbreak or escalation of hostilities or other crisis or calamity has occurred, or (B) it is prohibited from doing so by a legal, contractual or regulatory restriction applicable to it or its affiliates or, if so advised by Seller in accordance with paragraph 3 hereof, to Seller or Seller’s affiliates. Unless otherwise provided in paragraph 3 hereof, sales under the Plan shall resume at any time such conditions no longer exist.

2.         This Plan shall become effective on September 29, 2022, subject to the delivery to UBS on or prior to such date of an executed Issuer Certificate in the form of Exhibit B hereto, and shall continue in effect until the earlier of (a) the date all Shares have been sold or (b) the date this Plan has been terminated pursuant to the provisions of paragraph 11 hereof.

3.          (a)           Seller represents and warrants that as of the date hereof it (i) is not aware of material, nonpublic information with respect to the Issuer or any securities of the Issuer (including the Shares), (ii) is not subject to any legal, contractual or regulatory restriction or undertaking that would prevent UBS from conducting Sales in accordance with this Plan and (iii) is entering into this Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.  Seller shall promptly notify UBS if it becomes subject to a legal, contractual or regulatory restriction or undertaking that would prevent UBS from making Sales pursuant to this Plan, and in such case, this Plan shall be terminated immediately.  Seller agrees that it shall not, directly or indirectly, communicate any information relating to the Shares, the underlying ordinary shares of the Issuer or the Issuer to UBS or any of its employees or affiliates who are involved in executing this Plan at any time while this Plan is in effect.  Seller acknowledges and agrees that it does not have authority, influence or control over any Sales of the Shares and will not exercise any authority, influence or control over such Sales and UBS agrees not to seek advice from Seller with respect to the manner in which it effects Sales under this Plan.

(b)        Seller is or may be an affiliate of the Issuer within the meaning of Rule 144 (“Rule 144”) under the Securities Act of 1933, as amended (“Securities Act”) and/or some or all of the Shares are “restricted securities” within the meaning of Rule 144.  Seller agrees that all sales under the Plan will be made by UBS in accordance with Rule 144 and that it shall not take, and agrees to cause any person or entity with whom Seller would be required to aggregate sales of the shares under Rule 144 not to take any action that would reasonably be expected to cause any such sales not to comply with Rule 144.  In addition, not later than the fifth day prior to the commencement of sales under the Plan, Seller will deliver to UBS full and complete information concerning all sales (whether by Seller or any other person whose sales must be aggregated with Seller's for purposes of Rule 144) of Issuer securities since the date three months prior to the date thereof that must be aggregated with Seller’s sales for the purposes of any volume limitation of Rule 144.  Seller is permitted to sell the Shares under this Plan in accordance with the Issuer’s insider trading policies (including for the avoidance of doubt, any trading window restrictions) and Seller has obtained the approval of the Issuer to enter into this Plan. Seller shall file notice on Form 144 with the Securities and Exchange Commission in accordance with Rule 144 on the first day upon which sales may be made pursuant to the Plan and on the first trading day of each successive three month period thereafter, during the term of the Plan.

(c)         UBS agrees to conduct all sales pursuant to this Plan in accordance with Rule 144, including the volume and manner of sale requirements of Rule 144(e) and (f) under the Securities Act, and in no event shall UBS effect any sale if such sale would exceed the then applicable volume limitation under Rule 144 under the Securities Act, assuming UBS’s sales pursuant to this Plan and the Rule 10b5-1 Plan adopted by GG 1978 SICAF SIF S.A.-GG Strategic on the date hereof are the only sales subject to that limitation.

(d)        UBS represents and warrants that it is acting as agent under the Plan and will effectuate transactions in accordance with the instructions contained in the Plan.

(e)         On any day on which UBS sells Shares hereunder, UBS shall confirm sales by a daily email report to the Seller through the email address specified in paragraph 12 below and to such other persons or agents as the Seller shall designate from time to time. Such report shall include the average price, number of Shares sold, trading price for each sale and other market data that Seller reasonably designates.

4.          (a)            Seller acquired and made full payment for the Shares that are the subject of this Plan at least six months prior to the date hereof; the Shares to be sold under this Plan are owned free and clear by Seller and are not subject to any liens, security interests or other encumbrances or limitations on dispositions, other than any applicable requirements of Rule 144.  The Shares to be sold pursuant to this Plan are not being sold pursuant to a registration statement.

(b)       No later than five days before the date that Shares may first be sold under this Plan, Seller will establish an account with UBS (if not already in existence) and deposit a number of delegended, book-entry shares of Common Stock of the Issuer equal to the maximum number of Shares that can be sold pursuant to this Plan.  UBS will have no obligation to sell any Shares that have not been delivered to it as provided herein.

(c)        To the extent that any Shares remain in the Seller’s account upon termination of this Plan, UBS agrees to return any such Shares promptly to the Issuer’s transfer agent.

5.        Seller agrees to pay UBS a fee per Share sold pursuant to this Plan as set forth on Exhibit A attached hereto payable upon the completion of a Sale and communication to Seller of all related date, price and quantity Sale detail for all Shares sold.  Such fees shall be netted against settlement of proceeds before being wired to Seller to the account established pursuant to this Plan.

6.          It is the intent of the parties that this Plan comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act and this Plan shall be interpreted to comply with the requirements of Rule 10b5-1(c).

7.         While this Plan is in effect, Seller agrees not to enter into or alter any corresponding hedging transaction or position with respect to the securities covered by this Plan (including without limitation, with respect to any securities convertible or exchangeable into the shares of Common Stock of the Issuer).

8.          (a)          To the best of Seller’s knowledge, the statements made on Form 144 when filed will be complete, true, and correct, and Seller will advise UBS of any change prior to the execution of Seller’s order.

(b)         Seller shall use its reasonable best efforts to make all filings required under Section 13 and 16 of the Exchange Act in connection with this Plan in a timely manner, subject to UBS's compliance with paragraph 3(e) herein.

(c)        It is Seller's bona fide intention to sell the Shares within a reasonable time after the filing of Form 144 or receipt of the sell order, or both. If the Shares have not been sold within 90 days of such date, Seller understands a new filing will be required.

9.         This Plan shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles.

10.      This Plan may not be modified unless (a) Seller provides UBS with notice of such modification; (b) Seller and UBS agree to such modification in writing and (c) Seller provides a representation that, as of the effective date of such modification, Seller is not aware of material, nonpublic information with respect to the Issuer or any securities of the Issuer (including the Shares).

11.       This Plan may be terminated by either party upon written notice to the other party.  Any such termination shall be effective on the first business day after the day on which the notice is given; provided such termination shall be effective when the notice is given if required by law or if given before market open.  Notwithstanding termination, the Seller shall be responsible for any sales made by UBS on the Seller's behalf prior to UBS’s receipt of such written notice of termination.

12.       Any notice, request, demand or other communication required or permitted to be given to a party pursuant to the provisions of this Plan will be in writing and will be effective and deemed given on the earliest of: (a) the date of personal delivery, (b) the date of transmission by facsimile or email, with confirmed transmission and receipt and (c) two days after deposit with a nationally-recognized courier or overnight service such as FedEx.  All notices not delivered personally or by facsimile or email will be sent with postage and other charges prepaid and properly addressed to the party to be notified at the address set forth for such party:

To Seller:

MGG Strategic SICAF SIF - MGG Strategic
Attention: Achille Gregory Severgnini / Marco Sterzi
18, Avenue de la Porte Neuve
L-2227 Luxembourg
Emails: ags@mggstrategic.lu / ags@mggstrategic.lu

To UBS:

Attention: Charles Heaney
1285 Avenue Of The Americas
New York, NY 10019
Fax: 201-352-6964
Email: charles.heaney@ubs.com

13.      (a)         This Plan, including the exhibits, reflects the entire agreement between the parties concerning the sale of the Shares, and supersedes any previous or contemporaneous agreements or promises concerning these sales, whether written or oral.

(b)        This Plan is for the benefit of each party’s successors and permitted assigns, whether by merger, consolidation or otherwise.  Neither party may assign or delegate its rights and obligations under this Plan without the written permission of the other.

14.       (a)          UBS will maintain the confidentiality of this Plan and will not disclose the specific terms of this Plan to any person or entity without the advance written permission of Seller, except:  (i) to employees, affiliates and agents of UBS who have a legitimate business need to know such information, (ii) to respond to any inquiry from any governmental agency having jurisdiction over UBS, any self-regulatory organization of which it is a member or any stock exchange, or (iii) to any other person or entity to the extent such disclosure is required by law or by a subpoena issued by a court of competent jurisdiction.

(b)       Notwithstanding any other provision hereof, UBS shall not be liable to Seller for, and Seller shall not be liable to UBS, for (i) special, indirect, punitive, exemplary or consequential damages, or incidental losses or damages of any kind, even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen; or (ii) any failure to perform or to cease performance or any delay in performance that results from a cause or circumstance that is beyond its reasonable control, including but not limited to failure of electronic or mechanical equipment, strikes, failure of common carrier or utility systems, severe weather, market disruptions or other causes commonly known as “acts of God”.

(c)        Seller acknowledges and agrees that UBS’s responsibilities under this Plan are to make the Sales and provide the information prescribed herein, and that UBS has no obligation with respect to whether this Plan meets the provisions of Rule 10b5-1 or any obligations with respect to any filings (including any filings under Sections 13(d), 13(g) and 16 of the Exchange Act) Seller may be required to make with the SEC, any other governmental agency having jurisdiction over Seller and its activities. Notwithstanding any other provision hereof, UBS shall not be liable to Seller for (i) the exercise of discretionary authority or discretionary control under this Plan, if any, or (ii) any failure to effect a sale in accordance with this Plan, except for failures to effect sales as a result of a breach of this Plan or the gross negligence or willful misconduct of UBS or its directors, officers, employees, agents or affiliates.

(d)       Seller hereby agrees to indemnify and hold harmless UBS, its officers and employees and any person who controls UBS within the meaning of the Exchange Act (each, an “Indemnified Person”) from and against any losses, claims, damages, expenses and liabilities (collectively, “Losses”) to which any Indemnified Person may become liable arising out of or relating to (a) this Plan, (b) any material breach by Seller of this Plan (including Seller’s representations and warranties hereunder), or (c) any violation by Seller of applicable laws or regulations related to or in connection with this Plan, except, in each instance, to the extent caused by UBS’s or its Indemnified Person’s breach of this Plan, gross negligence or willful misconduct.

(e)        UBS agrees to indemnify and hold harmless Seller from and against all Losses arising out of or attributable to UBS’s breach of this Plan or its gross negligence or willful misconduct in connection with this Plan.

(f)         This paragraph 14 shall survive any termination of this agreement.

15.       Seller has had an opportunity to consult with Seller’s own advisors as to the legal (including this Plan’s compliance with Rule 10b5-1), tax, business, financial, accounting and related aspects of this Plan, and has not relied upon UBS or any person affiliated with UBS in connection with Seller’s adoption or implementation of this Plan.

16.        Seller and UBS acknowledge and agree that this Plan is a “securities contract” as such term is defined in Section 741(7) of Title 11 of the United States Code (or any successor section), entitled to all of the protections given such contracts under that Title.

17.        This Plan may be executed in counterparts.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have signed this Plan as of the date first written above.

MGG STRATEGIC SICAF SIF
for and on behalf of its compartment,
MGG STRATEGIC

By: /s/ Achille Gregory Severgnini
Name: Achille Gregory Severgnini
Title: Director

By: /s/ Marco Sterzi
Name: Marco Sterzi
Title: Director

Date: September 29, 2022

UBS SECURITIES LLC

By: /s/ Jesse O’Neill
Name: Jesse O’Neill
Title: Executive Director

Date: September 29, 2022

By: /s/ Charles Heaney
Name: Charles Heaney
Title: Director

Date: September 29, 2022